EXHIBIT 11.0

                        ADVANCED MARKETING SERVICES, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
            (UNAUDITED - AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                        DECEMBER 26,       DECEMBER 27,        DECEMBER 26,        DECEMBER 27,
                                                            1998               1997                1998                1997
                                                        ------------       ------------        ------------        ------------
Net Income                                                 $6,843             $4,563             $10,804             $ 7,871
                                                           ------             ------             -------             -------
                                                           ------             ------             -------             -------
Weighted Average Common and Common Share
  Equivalents:

      Weighted Average                                      8,460              8,365               8,441               8,319
      Common Shares Outstanding

      Weighted Average Common Share
         Equivalents-Dilutive Stock Options:

                  Basic                                        --                 --                  --                   -
                                                        ---------           --------            --------           ---------
                  Diluted                                     230                228                 236                 195
                                                        ---------           --------            --------           ---------

  Total Weighted Average Common and Common
      Equivalent Shares:

                  Basic                                     8,460              8,365               8,441               8,319
                                                        ---------           --------            --------           ---------
                                                        ---------           --------            --------           ---------
                  Diluted                                   8,690              8,593               8,677               8,514
                                                        ---------           --------            --------           ---------
                                                        ---------           --------            --------           ---------

Net Income Per Common and Common Share Equivalent:

                  Basic                                 $     .81           $    .55            $   1.28           $     .95
                                                        ---------           --------            --------           ---------
                                                        ---------           --------            --------           ---------
                  Diluted                               $     .79           $    .53            $   1.25           $     .92
                                                        ---------           --------            --------           ---------
                                                        ---------           --------            --------           ---------

COMMON SHARE EQUIVALENTS (OUTSTANDING STOCK OPTIONS) ARE EXCLUDED FROM EARNINGS PER SHARE CALCULATIONS WHEN ANTIDILUTIVE. SHARE AND PER SHARE DATA HAVE BEEN RESTATED TO REFLECT THE THREE FOR TWO STOCK SPLIT.